Exhibit 10.13

FORM OF SPECIAL A SHARE SUBSCRIPTION AGREEMENT

THIS AGREEMENT (the “Agreement”), is made effective as of the    day of                 ,         , (hereinafter called the “Effective Date”) between 6922767 Holding (Cayman) Inc. (hereinafter called the “Company”), and                      (hereinafter called the “Participant”)

RECITALS:

WHEREAS, the Company has adopted the 6922767 Holding (Cayman) Inc. Share Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to provide for the issuance to the Participant of Special A Shares in the Company pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	Subscription for Special A Shares. The Committee hereby grants to the Participant the right to subscribe for Special A Shares, at the Subscription Price (defined in accordance with Section 2 below), by tendering payment in full of the aggregate Subscription Price on or before September 16, 2008 (such date, the “Subscription Date”).

2.	Subscription Price. The Subscription Price payable for the issue of each Special A Share shall be the par value of a Special A Share being U.S.$0.01 or its equivalent determined in the local currency applicable.

3.	Vesting and Redemption of Special A Shares.

(a)	The Special A Shares issued to the Participant pursuant to this Agreement will be redeemed in cash or in kind, as determined by the Committee in its sole discretion, subject to the provisions of this Section 3, in connection with each Exit Event by the Company acting through the Committee at the redemption price determined in accordance with the Plan (such price, the “Redemption Price”).

(b)	The Special A Shares issued to the Participant pursuant to this Agreement shall vest upon a given Exit Event once the aggregate Exit Value in connection with such Exit Event and all Exit Events prior to such Exit Event equals or exceeds 2.00 times the Investors’ Investment, provided that the Participant has not Terminated employment with the Company or an Affiliate prior to the date as of which this vesting requirement is met.

(c)	If an Exit Event occurs at any particular time, the Committee shall determine the extent, if any, to which existing unvested Special A Shares issued to the Participant shall then become vested and shall determine the extent, if any, a Special A Share Ownership Interest threshold has been satisfied.

(d)	No redemption of a Special A Share by the Company pursuant to this Section 3 shall be completed prior to six (6) months plus one (1) day following the vesting of such Special A Share.

4.	Termination of Employment. Where the Participant is Terminated, Special A Shares may be redeemed by the Company in accordance with this Section 4 as follows:

(a)	If the Participant Terminates due to Retirement, or is Terminated Without Cause (other than where, in the case of a Participant who Terminates Without Cause or Terminates due to Retirement, such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), the Company may redeem using the proceeds received by the Company in connection with an Exit Event, at any time following the Exit Event until or on the date of the Final Exit Event, any unvested Special A Shares (regardless of whether such Special A Shares would have vested in accordance with Section 3(b) hereof had such Participant not Terminated), for their Fair Value determined as of the Participant’s Date of Termination. Immediately following such redemption, the unvested Special A Shares shall be cancelled.

(b)	If the Participant Terminates due to death or Disability, the Company may redeem at any time until or on the date of the Final Exit Event, any unvested Special A Shares (regardless of whether such Special A Shares would have vested in accordance with Section 3(b) hereof had such Participant not Terminated), for their Fair Value determined as of the Participant’s Date of Termination. Immediately following such redemption, the unvested Special A Shares shall be cancelled.

(c)	Except where the Participant’s Special A Shares are redeemed pursuant to paragraph 4(a) or paragraph 4(b) above, if the Participant is Terminated for any reason the Company shall redeem the unvested Special A Shares issued to the Participant effective as of the Date of Termination for their par value, immediately following which the unvested Special A Shares so redeemed shall be cancelled.

(d)	If the Participant (1) is Terminated for Cause or (2) is Terminated Without Cause or Terminates due to Retirement (where, in the case of clause (2), such Participant is employed by, contracts or consults with a Competitor of the Company or any of its Affiliates at any time during the one (1) year period following the Date of Termination), any vested Special A Shares (determined as of the Date of Termination) may be redeemed by the Company for their par value, immediately following which the vested Special A Shares so redeemed shall be cancelled.

(e)

Except where the Participant’s Special A Shares are redeemed pursuant to paragraph 4(d) above, if the Participant is Terminated for any reason, the Company may redeem, at any time following six (6) months plus one (1) day following the date of vesting applicable to such Shares until or on the Final Exit

Event, the vested Special A Shares issued to the Participant for their Fair Value determined as of the later of such Date of Termination and six (6) months plus one (1) day following the date of vesting applicable to such Shares, immediately following which the vested Special A Shares so redeemed shall be cancelled.

(f)	Notwithstanding any other provision of this Agreement, any redemption, purchase or similar transaction involving the Company described herein or in the Plan shall, in all circumstances, be subject to the Company’s compliance with contractual obligations, organizational documents and applicable law.

5.	Exercise of Subscription Right.

(a)	Except as otherwise provided in the Plan, the Participant may subscribe for Special A Shares pursuant to this Agreement by delivering to the Committee on or before the Subscription Date a written notice confirming the number of Special A Shares the Participant wishes to subscribe for pursuant to this Agreement, accompanied by a cheque or bank draft payable to the Company in the amount of the aggregate Subscription Price for such number of Special A Shares, and where the Participant has not already done so, the Participant has executed such documentation (as specified by the Committee) agreeing to be bound by the Management Shareholders’ Agreement. Special A Shares issued pursuant to the Plan will be subject to the terms and conditions of the Articles.

(b)	Unless the Board otherwise agrees, the Company (or such Affiliate that may employ the Participant) and the Participant, if resident in the United Kingdom, must enter into an election on or before the Subscription Date for the purposes of Section 431(1) of the Income Tax (Earnings and Pensions) Act 2003 (under which employees elect to be taxed on full market value of Special A Shares on receipt). Such election, where applicable, shall be in a form determined by the Committee.

6.	Withholding. The Participant may be required to pay to the Company or an Affiliate and the Company or an Affiliate shall have the right and is hereby authorized to withhold, any applicable withholding taxes or other required source deductions in respect of the issuance, redemption or disposition of a Special A Share and to take such other action as may be necessary in the opinion of the Committee to satisfy all obligations for the payment of such withholding taxes or other required source deductions.

7.	Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of the Committee and to the Participant at the address appearing in the personnel records of the Company or its Affiliates for the Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

8.	Governing Law. This Agreement, the Plan and any other agreements or other documents relating to the Plan shall be interpreted and construed in accordance with the laws of the State of New York, United States of America.

9.	Issue of Special A Shares Subject to Plan, Management Shareholders’ Agreement and Articles. By entering into this Agreement the Participant acknowledges that the

Participant has received and read a copy of the Plan, the Articles and the Management Shareholders’ Agreement and the Participant agrees to be bound by the terms of this Agreement, the Articles, the Management Shareholders’ Agreement and the Plan including, without limitation, the covenants contained in Section 15 of the Plan, if applicable, relating to confidential information, non-solicitation and non-competition. The Participant further acknowledges that the Participant may have executed a written contract of employment with the Company or an Affiliate thereof that contains provisions regarding confidential information, non-solicitation and non-competition. Where the Participant has entered into such an employment agreement, the Participant acknowledges and agrees that such contract of employment was entered into for good and valuable consideration and that the provisions of that contract of employment relating to confidential information, non-solicitation and non-competition govern and prevail. This Agreement is subject to the Plan, the Articles and the Management Shareholders’ Agreement. The terms and provisions of the Plan and the Management Shareholders’ Agreement as each may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan or the Management Shareholders’ Agreement, the applicable terms and provisions of the Plan or the Management Shareholders’ Agreement will govern and prevail. In the event of a conflict between any term or provision of the Plan and any term or provision of the Management Shareholders’ Agreement, the applicable terms and provisions of the Management Shareholders’ Agreement will govern and prevail.

10.	Non-Assignment and Transferability. Unless otherwise determined by the Committee in writing or otherwise provided in the Management Shareholders’ Agreement or in any securities pledge agreement in a form approved by the Company or an Affiliate of the Company, and otherwise than by will or by the laws of descent and distribution, neither this Agreement nor any rights or interests of the Participant under the Plan shall be given as security or assigned or alienated by any Person nor shall this Agreement or any portion of any Special A Shares that may be issued pursuant to the Plan be subject to attachment, charge, anticipation, execution, garnishment, sequestration or other seizure under any legal or other process.

11.	Amendment. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of the Participant hereunder without the consent of the Participant; provided, however, that the Committee may amend this Agreement in such manner as it deems necessary to meet the requirements of applicable laws.

12.	Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

6922767 HOLDING (CAYMAN) INC.

By:

Agreed and acknowledged as of the date first above written: